PRESS RELEASE	Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: January 28, 2010
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL ANNOUNCES IMPROVED SECOND QUARTER FISCAL 2010 RESULTS,
INCREASES GUIDANCE AND TAKES FURTHER PROFITABILITY ACTIONS
-    Reported 2Q EPS of $0.07; adjusted EPS of $0.14
-    Sales increased 8 percent sequentially to $443 million
-    Free operating cash flow of $36 million for first half of fiscal 2010
-    Increases EPS midpoint guidance by $0.10 including new profitability actions
-    Increases FOCF midpoint guidance by $35 million
LATROBE, Pa., (January 28, 2010) — Kennametal Inc. (NYSE: KMT) today reported that fiscal 2010 second quarter earnings per diluted share (EPS) were $0.07, compared with prior year quarter reported EPS of $0.21. The current quarter reported EPS included restructuring and related charges amounting to $0.07 per share. The prior year quarter reported EPS included restructuring and related charges of $0.14 per share. Absent these charges, adjusted EPS for the current quarter was $0.14, compared with the prior year quarter adjusted EPS of $0.35. Adjusted EPS for the current quarter improved sequentially by $0.18 from the quarter ended September 30, 2009. The sequential improvement in EPS was driven by higher sales volume, as well as further benefits from previously implemented restructuring programs.
Kennametal’s Chairman, President and Chief Executive Officer Carlos Cardoso said, “In the December quarter, we have achieved sequential sales growth for the past two quarters driven by the gradual economic recovery, increased industrial activity in certain geographies and end markets, and higher demand from customers replenishing their inventories.”

“The sequential improvement in our operating results and earnings per share demonstrate the success of our restructuring initiatives. Our global workforce has consistently focused on managing through the economic downturn to deliver results and will continue to concentrate on implementing further cost reduction efforts in the second half of fiscal 2010. We are pleased to have returned to profitability and will continue to maximize opportunities to expand future margins. In addition, we will remain focused on generating strong cash flow and maintaining a solid balance sheet to position our business for ongoing future growth.”
Reconciliations of all non-GAAP financial measures are set forth in the attached tables, and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
Fiscal 2010 Second Quarter Key Developments
•	Sales for the quarter were $443 million, compared with $546 million in the same quarter last year. Sales decreased by 19 percent, driven by an organic decline of 23 percent, partially offset by a 4 percent favorable impact from foreign currency effects.

•	Sales for the December quarter improved sequentially by 8 percent, representing the second consecutive quarter of sequential sales growth. The improvement in sales was driven by an expansion in industrial activity in certain markets and geographies.

•	During the quarter ended December 31, 2009, the company recognized pre-tax restructuring and related charges of $4 million, or $0.07 per share. Incremental pre-tax benefits from restructuring programs were approximately $30 million in the current quarter, driven by manufacturing rationalization and workforce reduction programs.

•	Operating income for the quarter was $15 million compared with $23 million in the same quarter last year. Absent restructuring related charges recorded in both periods, operating income for the current quarter was $20 million, compared with operating income of $33 million in the prior year quarter. The prior year quarter benefited from lower provisions for incentive compensation due to declines in operating performance in the prior year. The adjusted operating income for the current quarter improved sequentially by $21 million from the September 2009 quarter. This sequential improvement was driven by higher sales, continued permanent savings from restructuring programs and ongoing cost discipline.

•	Reported EPS was $0.07 compared with prior year quarter reported EPS of $0.21. Adjusted EPS was $0.14 compared with prior year quarter adjusted EPS of $0.35. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

Second Quarter FY 2010		Second Quarter FY 2009

Reported EPS	$0.07	Reported EPS	$0.21
Restructuring and related charges	0.07	Restructuring and related charges	0.14

Adjusted EPS	$0.14	Adjusted EPS	$0.35

Segment Highlights of Fiscal 2010 Second Quarter
•	Metalworking Solutions & Services Group (MSSG) sales decreased by 19 percent from the prior year quarter, driven by an organic sales decline of 23 percent, offset by favorable foreign currency effects of 4 percent. Sequentially, sales increased by 13 percent for the second consecutive quarter as global industrial production continued to improve modestly. On a regional basis, India had a year-over-year organic sales increase of 5 percent. Europe and North America reported organic sales declines of 30 percent and 24 percent, respectively, compared with the prior year December quarter. Latin America and Asia Pacific also experienced year-over-year organic sales declines of 17 percent and 1 percent, respectively.

•	MSSG operating income of $7 million for the December quarter was flat compared with the same quarter of the prior year despite a reduction in sales of $61 million. Excluding restructuring and related charges recorded in both periods, MSSG operating income was $10 million compared with $14 million in the prior year quarter. MSSG adjusted operating margin improved sequentially from the September quarter by 730 basis points to 3.6 percent. The primary driver of the adjusted sequential increase in operating margin was cost savings from restructuring programs and continued cost containment, with a considerable portion of these savings offset by lower sales volumes.

•	Advanced Materials Solutions Group (AMSG) sales decreased 19 percent from the prior year quarter, driven by a 22 percent organic decline, offset by a 3 percent favorable impact from foreign currency effects. The organic decline was primarily driven by lower sales in the engineered products business, as well as reduced demand for energy related products and capital equipment. Sequentially, sales increased by 2 percent.

•	AMSG operating income increased 54 percent to $30 million in the current quarter compared with $19 million in the same quarter of the prior year. Absent restructuring and related charges recorded in both periods, AMSG operating income was $31 million in the current quarter compared with $22 million in the prior year quarter, an increase of 38 percent. The year-over-year increase in operating income was primarily due to cost savings from restructuring and continued cost reduction actions, partially offset by lower sales volumes. AMSG adjusted operating margin increased sequentially by 320 basis points to 16.9 percent from the September quarter.
Fiscal 2010 First Half Key Developments
•	Cash flow from operating activities was $53 million in the first half of fiscal 2010, compared with $115 million in the prior year period. Also, during the first half of the current fiscal year, the company generated free operating cash flow of $36 million compared with $48 million in the prior year period.

•	Sales of $852 million decreased 28 percent from $1.2 billion in the same period last year. Sales decreased 30 percent on an organic basis, partially offset by a 2 percent increase from a business acquisition made in the prior fiscal year.

•	During the first half of fiscal 2010, the company recognized pre-tax restructuring and related charges of $13 million, or $0.15 per share. Incremental pre-tax benefits from restructuring programs were approximately $60 million year-to-date.

•	Operating income was $6 million, compared with $75 million in the same period last year. Absent charges related to restructuring recorded in both periods, operating income for the current period was $19 million, compared with $94 million for the prior year period. This decrease was principally the result of reduced sales volumes and was partially offset by a combination of restructuring benefits, continued cost reduction actions and improved price realization.

•	Reported EPS was ($0.05), compared with prior year reported EPS of $0.69. The current period reported EPS included charges of $0.15 per share related to the company’s restructuring programs and divestiture of its high speed steel drills and related product lines. Prior year period reported EPS included restructuring and related charges of $0.23 per share. Absent these charges, adjusted EPS for the first half of fiscal 2010 were $0.10, compared with prior year adjusted EPS of $0.92. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

First Half FY 2010		First Half FY 2009

Reported EPS	$(0.05)	Reported EPS	$0.69
Restructuring and related charges	0.12	Restructuring and related charges	0.23
Divestiture related charges	0.03

Adjusted EPS	$0.10	Adjusted EPS	$0.92

Further Restructuring Actions
Kennametal intends to undertake further restructuring actions which are expected to generate $30 million to $35 million in annual savings once fully implemented over the next six to nine months. The company expects to incur pre-tax cash charges of approximately $40 million to $45 million in connection with the execution of these new initiatives. These new plans, together with restructuring programs previously announced over the past few quarters, are expected to produce annual ongoing pre-tax permanent savings of $155 million to $160 million once all are fully implemented. The combined total pre-tax charges are expected to be approximately $155 million to $160 million, including approximately $94 million recorded through the December 2009 quarter.

Outlook
Global industrial activity has recently exhibited some stability and slight upward trends following the severe economic downturn and turbulence experienced during the previous fiscal year. However, the improvement in business conditions at present is still uneven and does not yet entail broad-based momentum. Certain market sectors and regions have begun to strengthen while others remain flat. While there are some overall positive signs of an improving global economy, it remains difficult to predict with any certainty the timing, magnitude and duration of a sustainable recovery.
Management currently believes that global industrial activity and the corresponding demand for the company’s products will continue to moderately improve through the remainder of the current fiscal year. Under these assumed conditions, Kennametal is increasing its EPS guidance for fiscal 2010 from the range of $0.50 to $0.70 per share to the range of $0.65 to $0.75 per share, excluding restructuring and divestiture related charges, on sales that are expected to be 8 percent to 10 percent lower year-over-year on an organic basis. This higher EPS range represents a 17 percent increase in the midpoint. Cash flow from operations is expected to be in the range of $100 million to $110 million for fiscal 2010, as a considerable portion of the cash generated is expected to be needed to fund higher working capital requirements as business improves. Based on net capital expenditures of approximately $60 million, the free operating cash flow range is increased from $5 million to $15 million to the range of $40 million to $50 million for fiscal 2010.
For the third quarter of fiscal 2010, Kennametal expects organic sales to be 5 percent to 10 percent higher than for the same quarter of the previous fiscal year and expects sequential EPS improvement for the next two quarters.
Dividend Declared
Kennametal also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable February 24, 2010 to shareowners of record as of the close of business on February 9, 2010.

Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
Second quarter results for fiscal 2010 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through February 28, 2010.
This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or events. Forward looking statements in this release concern, among other things, Kennametal’s outlook for earnings for its fiscal year 2010, and its expectations regarding restructuring initiatives, future growth and financial performance, all of which are based on current expectations that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the recent downturn in our industry; deepening or prolonged economic recession; restructuring and related actions (including associated costs and anticipated benefits); changes in our debt ratings; compliance with our debt arrangements; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; global or regional catastrophic events, including terrorist attacks or acts of war; integrating acquisitions and achieving the expected savings and synergies; business divestitures; potential claims relating to our products; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2009, customers bought approximately $2.0 billion of Kennametal products and services — delivered by our nearly 12,000 talented employees doing business in more than 60 countries — with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2009	2008 (1)	2009	2008 (1)

Sales	$442,865	$546,061	$852,260	$1,189,435
Cost of goods sold	302,777	385,899	594,371	814,153

Gross profit	140,088	160,162	257,889	375,282

Operating expense	117,902	128,118	234,064	279,074
Restructuring charges	3,348	6,204	11,178	14,616
Amortization of intangibles	3,367	3,269	6,707	6,678

Operating income	15,471	22,571	5,940	74,914

Interest expense	5,954	8,000	12,325	15,083
Other income, net	(1,866)	(5,716)	(4,818)	(4,630)

Income (loss) from continuing operations before income taxes	11,383	20,287	(1,567)	64,461

Provision (benefit) for income taxes	5,090	4,701	(39)	13,078

Income (loss) from continuing operations	6,293	15,586	(1,528)	51,383
(Loss) income from discontinued operations	(56)	(28)	(1,423)	427

Net income (loss)	6,237	15,558	(2,951)	51,810
Less: Net income (loss) attributable to noncontrolling interests	270	(101)	899	684

Net income (loss) attributable to Kennametal	$5,967	$15,659	$(3,850)	$51,126

Amounts Attributable to Kennametal Common Shareowners:
Income (loss) from continuing operations	$6,023	$15,687	$(2,427)	$50,699
(Loss) income from discontinued operations	(56)	(28)	(1,423)	427

Net income (loss) attributable to Kennametal	$5,967	$15,659	$(3,850)	$51,126

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL
Basic earnings (loss) per share:
Continuing operations	$0.07	$0.22	$(0.03)	$0.69
Discontinued operations	—	—	(0.02)	0.01

	$0.07	$0.22	$(0.05)	$0.70

Diluted earnings (loss) per share:
Continuing operations	$0.07	$0.21	$(0.03)	$0.68
Discontinued operations	—	—	(0.02)	0.01

	$0.07	$0.21	$(0.05)	$0.69

Dividends per share	$0.12	$0.12	$0.24	$0.24

Basic weighted average shares outstanding	81,149	72,630	80,461	73,515

Diluted weighted average shares outstanding	81,855	73,199	80,461	74,347

(1)	Amounts have been reclassified to reflect discontinued operations related to the divestiture of the high speed steel drills and related products business.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	June 30,
(in thousands)	2009	2009

ASSETS
Cash and cash equivalents	$95,835	$69,823
Accounts receivable, net	274,632	278,977
Inventories	378,167	381,306
Other current assets	115,251	145,798

Total current assets	863,885	875,904
Property, plant and equipment, net	705,138	720,326
Goodwill and intangible assets, net	675,420	677,436
Other assets	76,046	73,308

Total assets	$2,320,489	$2,346,974

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$19,696	$49,365
Accounts payable	96,420	87,176
Other current liabilities	237,492	242,428

Total current liabilities	353,608	378,969
Long-term debt and capital leases	319,085	436,592
Other liabilities	247,551	263,958

Total liabilities	920,244	1,079,519

KENNAMETAL SHAREOWNERS’ EQUITY	1,378,980	1,247,443
NONCONTROLLING INTERESTS	21,265	20,012

Total liabilities and equity	$2,320,489	$2,346,974

SEGMENT DATA (UNAUDITED)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2009	2008 (1)	2009	2008 (1)

Outside Sales:
Metalworking Solutions and Services Group	$261,487	$322,007	$492,478	$727,402
Advanced Materials Solutions Group	181,378	224,054	359,782	462,033

Total outside sales	$442,865	$546,061	$852,260	$1,189,435

Sales By Geographic Region:
United States	$186,469	$256,466	$373,057	$525,978
International	256,396	289,595	479,203	663,457

Total sales by geographic region	$442,865	$546,061	$852,260	$1,189,435

Operating Income (Loss):
Metalworking Solutions and Services Group	$6,793	$6,904	$(5,973)	$49,283
Advanced Materials Solutions Group	29,928	19,437	53,035	49,427
Corporate and eliminations (2)	(21,250)	(3,770)	(41,122)	(23,796)

Total operating income	$15,471	$22,571	$5,940	$74,914

(1)	Amounts have been reclassified to reflect discontinued operations related to the divestiture of the high speed steel drills and related products business.

(2)	Includes corporate functional shared services and intercompany eliminations.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, MSSG operating income and margin, AMSG operating income and margin, income from continuing operations, net income and diluted earnings per share and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
THREE MONTHS ENDED DECEMBER 31, 2009 (UNAUDITED)

				Income from
(in thousands, except per	Gross	Operating	Operating	Continuing		Diluted
share amounts)	Profit	Expense	Income	Operations	Net Income	EPS

2010 Reported Results	$140,088	$117,902	$15,471	$6,293	$5,967	$0.07
Restructuring and related charges	562	(201)	4,111	5,143	5,143	0.07
Divestiture related charges	—	—	—	—	56	0.00

2010 Adjusted Results	$140,650	$117,701	$19,582	$11,436	$11,166	$0.14

	MSSG	AMSG
	Operating	Operating
(in thousands, except percents)	Income	Income

2010 Reported Results	$6,793	$29,928
2010 Reported Operating Margin	2.6%	16.5%
Restructuring and related charges	2,735	676

2010 Adjusted Results	$9,528	$30,604

2010 Adjusted Operating Margin	3.6%	16.9%

THREE MONTHS ENDED DECEMBER 31, 2008 (UNAUDITED)

				Income
				from
(in thousands, except per	Gross	Operating	Operating	Continuing		Diluted
share amounts)	Profit	Expense	Income	Operations	Net Income	EPS

2009 Reported Results	$160,162	$128,118	$22,571	$15,586	$15,659	$0.21
Restructuring and related charges	3,875	(9)	10,088	9,779	9,779	0.14

2009 Adjusted Results	$164,037	$128,109	$32,659	$25,365	$25,438	$0.35

	MSSG	AMSG
	Operating	Operating
(in thousands, except percents)	Income	Income

2009 Reported Results	$6,904	$19,437
2009 Reported Operating Margin	2.1%	8.7%
Restructuring and related charges	7,288	2,800

2009 Adjusted Results	$14,192	$22,237

2009 Adjusted Operating Margin	4.4%	9.9%

SIX MONTHS ENDED DECEMBER 31, 2009 (UNAUDITED)

				(Loss) Income
				from
(in thousands, except per	Gross	Operating	Operating	Continuing	Net (Loss)	Diluted
share amounts)	Profit	Expense	Income	Operations	Income	EPS

2010 Reported Results	$257,889	$234,064	$5,940	$(1,528)	$(3,850)	$(0.05)
Restructuring and related charges	1,018	(464)	12,660	10,403	10,403	0.12
Divestiture related charges	—	—	—	—	1,340	0.03

2010 Adjusted Results	$258,907	$233,600	$18,600	$8,875	$7,893	$0.10

SIX MONTHS ENDED DECEMBER 31, 2008 (UNAUDITED)

				Income
				from
(in thousands, except per	Gross	Operating	Operating	Continuing		Diluted
share amounts)	Profit	Expense	Income	Operations	Net Income	EPS

2009 Reported Results	$375,282	$279,074	$74,914	$51,383	$51,126	$0.69
Restructuring and related charges	4,650	33	19,233	17,187	17,187	$0.23

2009 Adjusted Results	$379,932	$279,107	$94,147	$68,570	$68,313	$0.92

FREE OPERATING CASH FLOW (UNAUDITED)

	Six Months Ended
	December 31,
(in thousands)	2009	2008

Net cash flow provided by operating activities	$53,431	$115,490
Purchases of property, plant and equipment	(19,266)	(68,659)
Proceeds from disposals of property, plant and equipment	1,659	1,668

Free operating cash flow	$35,824	$48,499